Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

H. LUNDBECK A/S,

CHARLIE ACQUISITION CORP.,

and

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Dated as of May 7, 2014

i

Table of Contents (cont’d)

ii

Table of Contents (cont’d)

iii

Table of Contents (cont’d)

List of Exhibits

Exhibit A	–	Form of Amended and Restated Certificate of Incorporation
Exhibit B	–	Form of Contingent Value Rights Agreement

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2014, is entered into by and among H. Lundbeck A/S, a Danish corporation (“Parent”), Charlie Acquisition Corp., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Acquisition Sub”), and Chelsea Therapeutics International, Ltd., a Delaware corporation (the “Company”). Each of Parent, Acquisition Sub and the Company are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

WITNESSETH:

WHEREAS, (a) the respective boards of directors of each of Parent, Acquisition Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement and (b) the respective boards of directors of each of the Company and Acquisition Sub have determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their stockholders;

WHEREAS, Parent proposes to cause Acquisition Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the outstanding shares of Company Common Stock for (a) $6.44, without interest (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer and this Agreement, the “Cash Consideration”), net to the seller thereof in cash, and (b) one contingent value right of Parent pursuant to the CVR Agreement (a “CVR” and, together with the Cash Consideration, the “Merger Consideration”), in each case, per share of Company Common Stock on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (with the Merger being governed by and effected pursuant to Section 251(h) of the DGCL), and as a result of the Merger, except as expressly provided in Section 3.7(a)(ii), Section 3.7(a)(iii) and Section 3.7(c), each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be converted into the right to receive the Merger Consideration; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement on terms not less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement; provided, however, such agreement may omit or contain provisions that are less favorable to the Company than those contained in the Confidentiality Agreement and in such event the Confidentiality Agreement shall be deemed correspondingly amended.

“Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person (or the equity holders of such Person) or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Common Stock outstanding or shares of any other class of voting securities of the Company outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person (or the equity holders of such Person) or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding or shares of any other class of voting securities of the Company outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, joint venture, business combination or other similar transaction involving the Company pursuant to which any Person (or the equity holders of such Person) or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold, directly or indirectly as of the consummation of such transaction, more than twenty percent (20%) of any class of the voting equity interests in the surviving or resulting entity of such transaction or the direct or indirect parent of such entity; (iii) a sale, transfer, acquisition, lease, exchange or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by any of the fair market value, consolidated net revenue, consolidated net income or consolidated book value thereof or represented thereby); (iv) the issuance by the Company of securities representing more than 20% of the Company Common Stock outstanding or shares of any other class of voting securities of the Company outstanding; or (v) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, including any foreign merger control, antitrust, or foreign investment Laws, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013.

“Company Balance Sheet Date” shall mean December 31, 2013.

“Company Board” shall mean the Board of Directors of the Company.

“Company By-Laws” shall mean the by-laws of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended through the date hereof.

“Company Common Stock” shall mean the Common Stock, par value $0.0001 per share, of the Company.

“Company Intellectual Property Rights” means Intellectual Property rights owned, used or held for use by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change”, and collectively, “Changes”) that, individually or taken together with all other Changes, has had or would reasonably be likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following and no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and none of the following and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries or markets in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) the results of any clinical trial of one or more products or product candidates of any Person other than the Company;

(vii) the determination by, or the delay of a determination by, the FDA, or any panel or advisory board empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products similar to or competitive with the Company’s product candidates;

(viii) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(ix) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (provided that this clause (ix) shall not apply to any representation or warranty contained in this Agreement to the extent that the purpose thereof is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement), including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (C) any other negative development in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement;

(x) any actions taken or failure to take action, in each case, by Parent or any of its Subsidiaries, or which Parent has approved, consented to or requested; compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, other than Section 6.1 (provided that this clause (x) shall not apply to any representation or warranty contained in this Agreement to the extent that the purpose thereof is to address the consequences resulting from the compliance with, and actions contemplated by, this Agreement); or the failure to take any action prohibited by this Agreement;

(xi) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(xii) (A) the legal proceedings set forth on Section 1.1(a) of the Company Disclosure Letter and (B) any legal proceedings against the Company arising out of this Agreement, the Offer, the Merger or in connection with any other transactions contemplated by this Agreement.

Notwithstanding the foregoing proviso, to the extent a Change (by itself or when aggregated or taken together with any and all other Changes) both (A) results from, arises out of, or is attributable or related to, any of the matters described in clauses (i) through (vi), (vii) or (viii) above, and (B) adversely and disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries conduct business, the disproportionate aspect of such Change may be taken into account when determining whether a “Company Material Adverse Effect” has occurred.

“Company Option Amounts” shall mean, collectively, all amounts payable pursuant to Section 3.7(d).

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under the Company Stock Plan or otherwise.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of the Company.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Stock Plan” shall mean the 2004 Stock Plan, as amended or restated from time to time in accordance with the terms thereof.

“Company Stockholders” shall mean holders of shares of Company Common Stock, in their capacities as such.

“Confidentiality Agreement” shall mean the confidentiality agreement between the Company and Parent, dated April 18, 2013, as amended or modified from time to time in accordance with the terms thereof.

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries as of the Effective Time.

“Contract” shall mean any binding written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, understanding, arrangement, obligation, letter of intent, memorandum of understanding, purchase order, license, sublicense or other legally binding instrument or arrangement.

“CVR Agreement” shall mean that certain Contingent Value Rights Agreement between Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), substantially in the form attached hereto as Exhibit B (subject to any reasonable revisions requested by the Rights Agent and Section 7.6(b)).

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“EMA” shall mean the European Medicines Agency.

“Environmental Law” shall mean any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, cleanup or other remediation or analysis thereof.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with the Company or any Subsidiary of the Company would be deemed to be a single employer within the meaning of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is regulated under any Environmental Law, including those characterized or defined as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, and including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person, whether or not contingent, for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations of such Person for the deferred purchase price of property or services, (iv) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other derivative instruments, (v) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities or pursuant to securitization or factoring programs or arrangements, (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such Person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all “keep well” or similar agreements of such Person or obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (x) all Indebtedness of others referred to in clauses (i) through (ix) guaranteed directly or indirectly in any manner by such Person and (xi) all Indebtedness referred to in clauses (i) through (ix) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, inter partes reviews, renewals, substitutions and extensions thereof), applications for patents, patent disclosures or other patent rights, (ii) all market authorizations, exclusivities or designations, including orphan designations, or requests for the same, (iii) all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein, (iv) all copyright registrations, applications for copyright registrations and unregistered copyrights, (v) all trademarks, service marks and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, renewals for any of the foregoing and unregistered trademarks, and (vi) Internet domain names, and all rights to any of the foregoing.

“Intervening Event” shall mean a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which (or the magnitude of such consequences) were not known to the Company Board as of the date of this Agreement), which event or circumstance, or the consequence (or magnitude) thereof, becomes known to the Company Board prior to the Offer Closing; provided, however, that in no event shall any Acquisition Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Key Product” shall mean droxidopa (including any other formulation thereof).

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge after reasonable inquiry of any of the Persons set forth in Section 1.1(b) of the Company Disclosure Letter as of the date of this Agreement.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, investigation, claim, lawsuit, litigation or other proceeding brought by or pending before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Nasdaq” shall mean The NASDAQ Global Market.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the value or the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vi) Liens that individually or in the aggregate do not materially and adversely affect the use or operation of the property subject thereto; (vii) statutory, common law or contractual liens of landlords, provided the same are not currently violated or in breach; (viii) with respect to Intellectual Property, restrictions associated with nonexclusive licenses and (ix) Liens described in Section 1.1(c) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Registered Intellectual Property Rights” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights.

“Registrations” shall mean any investigational new drug applications, new drug applications, or similar regulatory applications of the Company or any of its Subsidiaries that have been submitted to or approved by the FDA or any applicable Governmental Authority.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Substantial Detriment” shall mean (i) any prohibition or limitation on, or other commitments as to, the ownership, conduct or operation by the Company, Parent or any of their respective Affiliates of any portion of the business, rights, properties or assets of Parent or any of its Affiliates or of the Company relating to Key Products, (ii) the Company, Parent or any of their respective Affiliates being compelled to sell, divest, license, transfer or dispose of or hold separate any portion of the business, rights, properties or assets of Parent or any of its Affiliates or of the Company relating to Key Products, (iii) any prohibition or limitation on, or other commitments as to, the ability of Parent or any of its Affiliates to acquire or hold, or exercise full right of ownership of, any shares of Company Common Stock or other securities of the Company (including the acquisition of the Company Common Stock pursuant to the Offer), (iv) any prohibition or limitation on, or other commitments as to, Parent or any of its Affiliates effectively controlling the assets, business or operations of the Company relating to Key Products or (v) any agreement to do or permitting to be done any of the foregoing.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or any committee thereof) shall have determined in good faith (after consultation with its outside financial advisor and outside legal counsel), (i) is more favorable from a financial point of view to the Company Stockholders than the Offer and the Merger and (ii) is reasonably capable of being completed if accepted, in each case, taking into account all terms and conditions of the proposal and this Agreement and all relevant circumstances, including financial, regulatory, legal and other aspects of such proposal; provided, however, that for the purposes of the definition of “Superior Proposal” all references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

1.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(i) Unless otherwise indicated, all references herein to “dollars”, “cash” and “$” shall be construed to refer to U.S. dollars.

1.3 Index of Defined Terms.

409A Authorities	34	Contract	5
Acceptable Confidentiality Agreement	2	Covered Securityholder	34
Acquisition Proposal	2	CVR	1
Acquisition Sub	1	CVR Agreement	5
Acquisition Transaction	2	D&O Insurance	51
Affiliate	2	Delaware Law	5
Agreement	1	Deutsche Bank	38
Antitrust Law	2	DGCL	1
Appraisal Shares	18	DOJ	5
Assets	31	Effective Time	16
Business Day	3	EMA	5
Cash Consideration	1	Employee Plans	33
Certificate	17	Employment Compensation Arrangement	34
Certificate of Merger	16	Enforceability Exception	22
Change	3	Environmental Law	6
Changes	3	Equity Interest	6
Code	3	ERISA	6
Collective Bargaining Agreement	35	ERISA Affiliate	6
Company	1	Exchange Act	6
Company Balance Sheet	3	Exchange Fund	19
Company Balance Sheet Date	3	Fairness Opinion	38
Company Board	3	FDA	6
Company Board Recommendation	22	FTC	6
Company Board Recommendation Change	47	Fully Diluted Shares	A-2
Company By-Laws	3	GAAP	6
Company Capital Stock	3	Governmental Authority	6
Company Certificate of Incorporation	3	Hazardous Substance	6
Company Common Stock	3	HSR Act	6
Company Compensation Committee	34	Indebtedness	6
Company Disclosure Documents	27	Indemnified Persons	50
Company Disclosure Letter	21	Independent Directors	59
Company Intellectual Property Rights	3	Information Statement	23
Company Material Adverse Effect	3	Initial Expiration Date	13
Company Option Amounts	5	Intellectual Property	7
Company Options	5	Intervening Event	7
Company Plans	53	IRS	7
Company Preferred Stock	5	Key Product	7
Company Registered Intellectual Property Rights	5	Knowledge	7
Company SEC Reports	25	Law	7
Company Securities	24	Leased Real Property	30
Company Stock Plan	5	Leases	30
Company Stockholders	5	Legal Proceeding	7
Comparable Plans	53	Liabilities	7
Confidentiality Agreement	5	Lien	8
Consent	23	Material Contract	28
Continuing Employees	5	Merger	1

Merger Closing	16	Person	8
Merger Closing Date	16	Post-Signing Arrangement	59
Merger Consideration	1	Recommendation Change Notice	48
Minimum Tender Condition	A-1	Registered Intellectual Property Rights	8
Nasdaq	8	Registrations	8
New Plans	54	Release	8
Offer	1	Representatives	46
Offer Closing	14	Rights Agent	5
Offer Closing Date	14	Sarbanes-Oxley Act	8
Offer Conditions	12	Schedule 14D-9	15
Offer Documents	14	Schedule TO	14
Old Plans	54	SEC	9
Order	8	Securities Act	9
Outside Date	61	Subsidiary	9
Parent	1	Subsidiary Securities	25
Parent Disclosure Documents	40	Substantial Detriment	9
Parent Expenses	64	Superior Proposal	9
Parent Plans	53	Superior Proposal Notice	61
Parties	1	Surviving Corporation	16
Party	1	Takeover Laws	22
Paying Agency Agreement	19	Tax	9
Paying Agent	19	Tax Returns	32
Permits	36	Termination Fee	63
Permitted Liens	8	Transfer Taxes	55

ARTICLE II
THE OFFER

2.1 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within ten (10) Business Days) after the date of this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all of the outstanding shares of Company Common Stock at a per share consideration equal to the Merger Consideration (as adjusted as provided in Section 2.1(c), if applicable); provided that, if the Company is not prepared to file the Schedule 14D-9 on the same date as the commencement of the Offer, then such ten (10) Business Day deadline shall automatically be extended for five (5) Business Days (or such earlier date that the Company is prepared to file the Schedule 14D-9).

(b) Terms and Conditions of the Offer. The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer are subject to the conditions set forth in Annex A (the “Offer Conditions”). The Offer Conditions, other than the Minimum Tender Condition, are for the sole benefit of Parent and Acquisition Sub, and Parent and Acquisition Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Acquisition Sub only with the prior written consent of the Company. Parent and Acquisition Sub expressly reserve the right to increase the Merger Consideration or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Cash Consideration or the number of CVRs to be issued per share of Company Common Stock or amend the terms of the CVR or the CVR Agreement in a manner that is adverse to the interests of the holders of CVRs, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to any holder of Company Common Stock, (vi) terminate the Offer, or extend or otherwise amend or modify the expiration date of the Offer, in any manner other than in compliance with the terms of this Agreement or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Adjustments to Merger Consideration. Without limiting the restrictions set forth in Section 6.1 and the other provisions of this Agreement, the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(d) Expiration and Extension of the Offer. Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer. Notwithstanding the foregoing, subject, in each case, to Parent’s and the Company’s right to terminate this Agreement pursuant to Section 10.1, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms hereof), then Acquisition Sub shall extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, ending no later than the Outside Date, to permit such Offer Condition to be satisfied; provided, however, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration date are the only Offer Conditions that have not been satisfied or waived (to the extent waivable in accordance with the terms hereof), (i) Acquisition Sub shall, if and as requested by the Company in writing, extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, ending no later than the Outside Date or (ii) if the Company shall not have requested such an extension in writing, Acquisition Sub may extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, ending no later than the Outside Date. Notwithstanding anything herein to the contrary, Acquisition Sub shall, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, any rule or regulation of the Nasdaq, or any applicable Law or Order, in each case, applicable to the Offer; provided, for the avoidance of doubt, that if Acquisition Sub elects to increase the Merger Consideration, it shall be required to extend the Initial Expiration Date or such other subsequent date as of which the Offer is scheduled to expire for the minimum period required under the securities Laws.

(e) Acceptance for Payment and Payment. On the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, irrevocably accept for payment, and pay for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in compliance with Rule 14e-1(c) promulgated under the Exchange Act but in any event no later than 9 a.m. New York time on the third Business Day following the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d)). At or prior to such time, the Merger Consideration payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the holder thereof, subject to reduction for any Taxes required by Law to be withheld or deducted. The irrevocable acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Termination of Offer. The Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 10.1. If this Agreement is validly terminated pursuant to Section 10.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (i) promptly (and in any event within one (1) Business Day of such termination) terminate the Offer and in any event shall not acquire any shares of Company Common Stock pursuant thereto and (ii) promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall cause the proper dissemination of the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that may be required by applicable Laws or reasonably requested by Parent or Acquisition Sub for inclusion in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Offer Documents if and to the extent that such Party determines that failure to include such information would cause the Offer Documents to omit to state any material fact required to be stated therein. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws. Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Acquisition Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or the staff of the SEC. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose comments on such document or response.

(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

2.2 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing the Company Board Recommendation (subject to Section 6.3(a)), and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent and Acquisition Sub that may be required by applicable Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Schedule 14D-9 if and to the extent that such Party determines that failure to include such information would cause the Schedule 14D-9 to omit to state any material fact required to be stated therein. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws. The Company shall promptly notify Parent and Acquisition Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Acquisition Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or the staff of the SEC. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to review and to propose comments on such document or response. The Company hereby approves of and consents to the Offer and consents to the inclusion in the Offer Documents of the Company Board Recommendation (subject to Section 6.3(a)).

(b) Stockholder Lists. In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Acquisition Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Acquisition Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

2.3 Notices of Guaranteed Delivery. For purposes of this Agreement, including the Offer, unless otherwise mutually agreed to by the Company and Parent, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are delivered to or on behalf of Acquisition Sub.

ARTICLE III
THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL.

3.2 The Closing. The closing of the Merger (the “Merger Closing”) will take place as soon as practicable (but in no event later than the next Business Day) following the Offer Closing, provided that the conditions set forth in ARTICLE IX have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at such time, at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, NY 10178, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

3.3 The Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Merger Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL to effectuate the Merger. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

3.4 Effect of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and By-Laws.

(a) At the Effective Time, the Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.1.

(b) The By-laws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.1.

3.6 Directors and Officers.

(a) Directors. The Parties shall take all necessary action such that the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers. The Parties shall take all necessary action such that the officers of the Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Capital Stock of Acquisition Sub. Each share of capital stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(ii) Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Acquisition Sub or the Company (or held in the Company’s treasury), or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, and (B) except as provided in Section 3.7(c), the Appraisal Shares) shall be automatically converted, subject to Section 3.7(b), into the right to receive the Merger Consideration. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this ARTICLE III.

(iii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company (or held in the Company’s treasury) or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, shall automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Merger Consideration. Without limiting the restrictions set forth in Section 6.1 and the other provisions of this Agreement but without duplication of the provisions of Section 2.1(c), if at any time during the period between the date of this Agreement and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.7(a)(ii) shall be equitably adjusted to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, subject to reduction for any Taxes required by Law to be withheld or deducted. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL, subject to reduction for any Taxes required by Law to be withheld or deducted. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, validly withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to any of such holder’s Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the right of appraisal provided by Section 262 of the DGCL with respect to any of such holder’s Appraisal Shares, then the right of such holder to be paid the fair value of such Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(d) Company Options. Neither Parent nor Acquisition Sub shall assume any Company Options in connection with the Offer, Merger or any other transactions contemplated by this Agreement. Effective upon the Offer Closing, each outstanding unvested, unexpired and unexercised Company Option shall vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time, each Company Option shall be cancelled. Each former holder of any such cancelled Company Option shall be entitled to receive, at the Effective Time or as soon as practicable thereafter, (i) an amount in cash, without interest and subject to Section 3.8(h), equal to (A) the excess of (1) the Cash Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Option multiplied by (B) the total number of shares of Company Common Stock subject to such Company Option and (ii) a CVR for each share of Company Common Stock subject to such Company Option; provided, that, for the avoidance of doubt, the amount payable shall be zero with respect to a Company Option that has a per share exercise price that is equal to or exceeds the Cash Consideration and such Company Option shall be cancelled and terminated without any payment being made in respect thereof (whether in the form of cash or a CVR), and the holder of any such Company Option shall have no further rights with respect thereto. CVRs in respect of Company Options shall be subject to the same terms and conditions as apply to CVRs in respect of Company Common Stock generally. As soon as practicable following the date of this Agreement, the Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(d) under the Company Stock Plan and all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. The Company shall ensure, prior to the Effective Time, that following the Effective Time, no holder of a Company Option (or former holder of a Company Option) or any current or former participant in any Company Stock Plan or Employee Plan shall have any right thereunder to (A) acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein or (B) receive any other consideration in respect of such Company Option.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Cash Consideration in accordance with this ARTICLE III and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Cash Consideration as required to be paid or issued pursuant to this Agreement (such deposit hereinafter referred to as the “Exchange Fund”). For avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. If any holder of Appraisal Shares shall fail to perfect or otherwise shall waive, validly withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to any of such holder’s Appraisal Shares, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL with respect to any of such holder’s Appraisal Shares, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Cash Consideration as required to be paid pursuant to this Agreement with respect to such Appraisal Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of record of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration (subject to Section 3.8(h)) with respect to the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.7(a)(ii), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this ARTICLE III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled against delivery of cash to the holder thereof as provided in this ARTICLE III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this ARTICLE III.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority, any Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and any Taxes resulting therefrom shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Cash Consideration to all holders of Certificates, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Company Option Amounts and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Option, as applicable, such amounts as Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of a Company Option, as the case may be, in respect of which such deduction and withholding was made by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent.

3.9 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in the Company SEC Reports filed by the Company on or after January 2, 2012 and prior to the date hereof (other than in any “risk factor” disclosure or any other forward-looking statements or other disclosures included in such documents that are generally cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1 Organization; Good Standing. The Company is a corporation duly organized and validly existing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or made available to Parent complete and correct copies of the Company Certificate of Incorporation and Company By-Laws, as amended to date. The Company is not in violation of any provisions of the Company Certificate of Incorporation and Company By-Laws.

4.2 Corporate Power; Enforceability. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than, in the case of the Merger, filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, and the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (y) is subject to general principles of equity (clause (x) and (y) collectively, the “Enforceability Exception”).

4.3 Board Actions. The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement by the Company and the transactions contemplated hereby, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (iii) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and the Company Stockholders, (iv) resolving that this Agreement and the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing, (v) recommending that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (clauses (ii), (iii) and (v), the “Company Board Recommendation”) and (vi) assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), causing any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Acquisition Sub or any of their respective Affiliates or the CVR Agreement or this Agreement or the transactions contemplated thereby or hereby (including the Offer and the Merger) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Acquisition Sub and their respective Affiliates solely with respect to this Agreement and the CVR Agreement and the transactions contemplated hereby and thereby (including the Offer and the Merger), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn.

4.4 Voting Requirements. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7(a), (a) no vote of the holders of any class or series of capital stock or other Equity Interests of the Company is necessary to adopt this Agreement, and to approve and consummate the transactions contemplated hereby and (b) the Company has taken all necessary action to exempt this Agreement and the transactions contemplated hereby, including the Offer and the Merger, from the restrictions of Section 203 of the DGCL.

4.5 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not (a) violate or conflict with any provision of (i) the Company Certificate of Incorporation or the Company By-Laws or (ii) the comparable organizational documents of any of the Company’s Subsidiaries, (b) subject to obtaining the Consents set forth in Section 4.5 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or modification of, or the acceleration of the performance or obligation required by, or result in a right of termination, modification or acceleration under any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which Company, its Subsidiaries or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.5 of the Company Disclosure Letter are obtained or made, and assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (a)(ii), (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, modifications, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

4.6 Required Governmental Approvals. No consent, permit, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule 14D-9 and if necessary, any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (d) any filings or notices required under the rules and regulations of the Nasdaq and (e) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

4.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business on May 2, 2014, (1) 78,935,852 shares of Company Common Stock were issued and outstanding and 7,607,273 shares of Company Common Stock were issuable upon exercise of outstanding Company Options, whether granted pursuant to the Company Stock Plan or otherwise, (2) no shares of Company Preferred Stock were issued and outstanding and (3) 10,400,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plan (which number includes the shares of Company Common Stock issued to date or issuable upon exercise of outstanding Company Options, as described in clause (1)). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, right of repurchase, right of participation, right of maintenance, right of first refusal, or similar rights and not subject to any vesting conditions or forfeiture restrictions.

(b) Since December 31, 2013, the Company has not (i) issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, stock appreciation rights, phantom stock or other rights or other commitments or agreements to acquire from the Company or that obligates the Company to issue, any capital stock of, or other Equity Interest or voting interest in, the Company. Section 4.7(b) of the Company Disclosure Letter sets forth, with respect to each Company Option, (1) the name of each holder of such Company Option and an indication of whether such holder is a current or former employee, director or consultant of the Company or its Subsidiaries, (2) the date each such Company Option was granted, (3) the number of shares of Company Common Stock subject to each such Company Option, (4) the expiration date of each such Company Option, (5) the exercise price of each such Company Option, (6) whether each such Company Option was granted under the Company Stock Plan and (7) whether or not each such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

(c) Except as set forth in this Section 4.7, there are (i) no outstanding shares of capital stock of, or other Equity Interest or voting interest in, the Company, (ii) no outstanding securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other Equity Interest or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, phantom stock, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligates the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of, or other Equity Interest or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other Equity Interest or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other Equity Interest or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Section 4.7(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the immediately available cash held by the Company and its Subsidiaries free of any Lien in bank accounts of the Company or its Subsidiaries, net of all Indebtedness outstanding as of the date hereof and any issued but uncleared checks and drafts, in each case on a consolidated basis.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

(e) With respect to the Company Options, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company or its Subsidiaries, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was made in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of Nasdaq and any other exchange on which Seller securities are traded and (iii) the per share exercise price of each Company Option was not less than the fair market value (within the meaning of Section 409A of the Code or, if intended to qualify as an incentive stock option, within the meaning of Section 422 of the Code) of a share of Company Common Stock on the date on which such Company Option was granted. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Company Options prior to, or otherwise coordinating the grant of Company Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their results of operations or prospects. The Company has delivered or otherwise made available to Parent copies of all equity plans covering the Company Options and the forms of all stock option agreements evidencing such Company Options and any award agreement evidencing any Company Option that contains material terms that are inconsistent with, or in addition to, such forms (except with respect to the number of shares of Company Common Stock covered thereby, the grant date, the exercise price, the vesting schedule or the expiration date, as applicable).

4.8 Subsidiaries.

(a) Section 4.8 of the Company Disclosure Letter lists each of the Company’s Subsidiaries, its jurisdiction of organization and its capitalization. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent either such concept is recognized under applicable Law), except where the failure to be in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent either such concept is recognized under applicable Law), except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock of, or other Equity Interest or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are set forth in Section 4.8 of the Company Disclosure Letter and owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. Except as set forth in Section 4.8 of the Company Disclosure Letter, there are (A) no outstanding shares of capital stock of, or other Equity Interest or voting interest in, any of the Company’s Subsidiaries, (B) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other Equity Interest or voting interest in, any of the Company’s Subsidiaries, (C) no outstanding options, stock appreciation rights, warrants, phantom stock, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligates the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of, or other Equity Interest or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other Equity Interest or voting interest in, any of the Company’s Subsidiaries, (D) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other Equity Interest or voting interest (including any voting debt) in, any of the Company’s Subsidiaries (the items in clauses (A), (B), (C) and (D), together with the capital stock of each of the Company’s Subsidiaries, being referred to collectively as “Subsidiary Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities.

(c) Except for its interest in the Company’s Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any Person and neither the Company or the Company’s Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment or capital contribution to any other Person.

4.9 Company SEC Reports. Since January 2, 2012, the Company has filed on a timely basis all forms, reports, schedules, statements and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof. References herein to the term “Company SEC Reports” shall mean all information filed or incorporated by reference in (but not information furnished under) any Form 10-K, Form 10-Q, Form 8-K or Schedule 14A since January 2, 2012, including any exhibits and amendments thereto. Since January 2, 2012, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports, or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers, and, to the Knowledge of the Company, each of its directors, is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

4.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports complied as to form with applicable accounting requirements and published rules and regulations of the SEC and have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(b) The Company maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective and reasonably designed to ensure that all information required to be disclosed in the Company SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(c) The Company maintains “internal control over financial reporting” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) sufficient to provide reasonable assurance: (i) that transactions are executed in accordance with management’s general or specific authorizations; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization; (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans or other extensions of credit to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any joint venture, securitization transaction, “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or any similar Contract where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Report.

(f) The Company has made available to Parent accurate and complete copies of all material correspondence since January 2, 2012 through the date hereof between the SEC, on the one hand, and the Company, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Reports containing unresolved comments and all written responses of the Company thereto. To the Knowledge of the Company, as of the date hereof, no Company SEC Report is the subject of ongoing review, comment or investigation by the SEC.

4.11 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 and, if necessary, the Information Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. If requested by Parent or Acquisition Sub, the Schedule 14D-9, as first mailed to the Company Stockholders, will constitute a valid notice of appraisal rights under Section 262(d)(2) of the DGCL and contain all information required thereby.

(b) The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.11 will not apply to statements included in, or omissions from, the Company Disclosure Documents based upon information furnished to the Company by or on behalf of Parent or Acquisition Sub or any Affiliate of Parent or Acquisition Sub or known to Parent or Acquisition Sub but not known to the Company.

(c) The information with respect to the Company or any of the Company’s Subsidiaries that the Company furnishes to Parent or Acquisition Sub expressly for use in the Schedule TO, the Offer Documents and the other Parent Disclosure Documents, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Indebtedness or any Liabilities of any nature (whether or not accrued, absolute, contingent or otherwise), other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or, except as otherwise expressly prohibited by this Agreement, incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) Liabilities that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole. No representation or warranty is made in this Section 4.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) intellectual property and related matters, (c) applicable laws with respect to Taxes, (d) ERISA and other employee benefit-related matters, (e) labor law matters, or (f) Environmental Laws.

4.13 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice. There has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1(b) if proposed to be taken after the date hereof.

4.14 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract to which the Company or any of its Subsidiaries is a party that contains any covenant by the Company or any of its Subsidiaries to not (A) engage in any line of business, (B) engage in its business in any geographic location, (C) compete with any other Person, (D) acquire any product or other asset from any other Person, (E) develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for such Person, or (F) obtain services from or perform services for any other Person, in each case other than any such Contracts that (1) may be cancelled without liability to the Company or its Subsidiaries upon notice of sixty (60) days or less or (2) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(iii) any Contract entered into after January 2, 2012 or, if entered into on or prior to January 2, 2012, that contains covenants, indemnities or other obligations of the Company in respect of which a future payment by the Company or any of its Subsidiaries may be made and (A) relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets (including equipment purchases) other than in the ordinary course of business consistent with past practice, or (B) pursuant to which the Company or any of its Subsidiaries acquired or will acquire any material interest in any other Person, for each of subsection (A) and (B), for an amount in excess of $250,000, in each instance;

(iv) any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(v) any Contract that involves or relates to Indebtedness or guarantees of Indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(vi) any Contract with a sole-source or single-source supplier of material tangible products, services or raw materials that are not readily available from other suppliers;

(vii) any Contract that requires the Company or any of its Subsidiaries to (A) use any supplier or third party for all or substantially all of the requirements or needs for the operation of the business of the Company or any of its Subsidiaries, (B) conduct business on a “most favored nations” basis with a third party, (C) market or co-market any product or services of a third party or with a third party or (D) be bound by a “take-or-pay” or other similar agreement or arrangement requiring the Company or any of its Subsidiaries to make a minimum payment for goods or services from third party suppliers irrespective of usage;

(viii) each Contract that involves future expenditures or receipts by the Company or any Subsidiary of the Company of more than $100,000 in any one-year period and that cannot be terminated by the Company or its Subsidiaries on less than sixty (60) days’ notice without payment or penalty;

(ix) each Contract between the Company or any of its Subsidiaries, on the one hand, and any director, officer, employee, independent contractor, consultant or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such director, officer, employee, independent contractor, consultant, Affiliate or family member, but not including any Employee Plans;

(x) any Contract (excluding (A) licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms and (B) service contracts to the extent the licenses contained therein are incidental to such contracts, immaterial, non-exclusive and granted in the ordinary course of business consistent with past practice) under which the Company or any of its Subsidiaries is granted by a third party or grants to a third party any material license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property right;

(xi) any Contract not described in any other subsection of this Section 4.14(a) that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any Key Product, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on the Company’s Key Products;

(xii) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be terminated by the Company or its Subsidiaries without penalty and without more than sixty (60) days’ notice;

(xiv) any Contract that relates to any swap, forward, futures, warrant, option or other derivative transaction;

(xv) any Contract relating to any loan or other extension of credit (other than trade credits and accounts receivable in the ordinary course of business consistent with past practice) made by the Company or any of its Subsidiaries; or

(xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv) above.

(b) Section 4.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (listed by specific subsection of Section 4.14(a)). As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Exception, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that have not had, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.14(c) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any intent or threat to terminate any Material Contract or seeking to amend any provision of any Material Contract in a manner materially adverse to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries waived any rights under any Material Contract, the waiver of which would be materially adverse to the Company or any of its Subsidiaries.

4.15 Real Property.

(a) The Company and its Subsidiaries do not own any real property. Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property in which the Company holds an existing material lease, sublease, license or other agreement to which the Company or any of its Subsidiaries are a party as of the date of this Agreement (collectively, the “Leases”) and under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (such property, the “Leased Real Property”). The Company has publicly filed with the SEC or made available to Parent a complete and accurate copy of all Leases of Leased Real Property. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as have not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(c) All of the Leases set forth in Section 4.15(a) or Section 4.15(b) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except in each case, for such breaches or defaults that has not had, individually or in the aggregate, a Company Material Adverse Effect.

4.16 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all Company Registered Intellectual Property Rights and, if applicable, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded. Each item of Company Registered Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) As of the date hereof, (i) the Company or one of its Subsidiaries is the exclusive owner of, or has a valid and enforceable right to use, the Company Intellectual Property Rights, free and clear of any Liens, other than Permitted Liens, (ii) the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property Rights, (iii) there are no other claims, suits, actions, or proceedings pending or threatened in writing with respect to any material Company Intellectual Property Rights and (iv) the Company Intellectual Property Rights constitute all of the Intellectual Property used or held for use in the conduct of the Company’s business. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own, use or hold for use any material Company Intellectual Property Rights.

(c) Except as set forth on Section 4.17(c) of the Company Disclosure Letter, (i) to the Knowledge of the Company, the conduct of the Company’s business as currently conducted or as currently proposed to be conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of a third Person and (ii) since January 2, 2012, neither the Company nor any of its Subsidiaries has received written notice of a claim that the conduct of the Company’s business infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third Person. To the Knowledge of the Company, no third Person is infringing, misappropriating, or otherwise violating the Company Intellectual Property Rights.

4.18 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for material Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice. No deficiencies for any material Taxes have been proposed, asserted or assessed, in each case in writing against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business consistent with past practice through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their service providers, creditors, stockholders or other third parties (and paid over any amounts withheld to the appropriate Taxing authority) all material federal and state income taxes required to be paid or withheld.

(c) No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(d) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(g) None of the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any material Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement and (iii) any material liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

4.19 Employee Plans.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, medical, disability, vacation, paid time off, loan, deferred compensation, workers’ compensation, severance, termination, retention, change of control, employment, consulting or other similar fringe, welfare or other employee benefit plan, program, policy, agreement or arrangement maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former officer, employee, director, independent contractor or consultant of the Company or any of its Subsidiaries (clauses (i) and (ii) collectively, the “Employee Plans”).

(b) With respect to each Employee Plan, the Company has delivered or made available to Parent complete and accurate copies, if applicable, of (i) such Employee Plan, including any amendment thereto (or, in the case of any unwritten Employee Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent summary plan description and any summary of material modifications prepared for each Employee Plan, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recent determination or opinion letter from the IRS and (vi) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto.

(c) No Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), and none of the Company, any of its Subsidiaries or any ERISA Affiliate has sponsored, maintained, contributed to or has any liability with respect to any such plan described in clause (i), (ii) or (iii) of this Section 4.19(c).

(d) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each of the Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to the Employee Plans.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company or its Subsidiaries, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect with respect to all Tax law changes for which a determination letter may be sought and, to the Knowledge of the Company, no fact, development or event has occurred or exists since the date of such determination or opinion letter that has adversely affected the qualified status of any such Employee Plan.

(g) All material contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(h) No Employee Plan provides for post-retirement life, medical, health or other welfare benefits with respect to any current or former employees (or their beneficiaries) of the Company or any of its Subsidiaries, except for coverage or benefits required to be provided under Part 6 of Title I of ERISA or Section 4980B(f) of the Code, and no circumstances exist that would reasonably be expected to result in the Company or any of its Subsidiaries becoming obligated to provide such benefits. No current or former officer, employee, director, consultant or independent contractor of the Company or any of its Subsidiaries (i) is currently receiving any severance or separation pay or any workers’ compensation or disability benefits from the Company or any of its Subsidiaries, (ii) has received any loan from the Company or any of its Subsidiaries that has an outstanding balance, (iii) has a right (A) to take more than four weeks of vacation per year or (B) to receive a guaranteed bonus from the Company or any of its Subsidiaries, (v) is based outside of the United States, (vi) has received or is reasonably expected to receive any payment or benefit from the Company or any of its Subsidiaries that would not be deductible by such entity (including as a result of Section 162(m) or 280G of the Code) or (vii) is entitled to receive any gross-up, make-whole or other additional payment by reason of any Tax being imposed on such Person (including as a result of Section 409A or 4999 of the Code).

(i) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i) (i) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009 and (iii) has been in documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.

(j) None of the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current of former director, officer, employee, independent contractor or consultant to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any Employee Plan or (iii) result in any breach or violation of or default under, or limit the Company’s right to amend, modify or terminate, any Employee Plan.

(k) All payments made or to be made or benefits granted or to be granted to any holder of Company Common Stock or other securities of the Company (each, a “Covered Securityholder”) pursuant to any employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination, pension, welfare or other compensation or benefit plan, program, policy, arrangement or Contract, including each Employee Plan, (i) have been or will be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing (and matters incidental thereto) by the applicable Covered Securityholder and (ii) have not been and will not be calculated based on the number of shares of Company Common Stock tendered or to be tendered into the Offer by the applicable Covered Securityholder. The compensation committee of the Board (the “Company Compensation Committee”) (x) has prior to the date of this Agreement duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) the Company Stock Plan, (B) the treatment of the Company Options in accordance with the terms of this Agreement, the Company Stock Plan and any other applicable Employee Plan, (C) the terms of Sections 3.7(d), 7.1 and 7.2 of this Agreement and (D) each other Employee Plan, in each case as in effect as of the date of this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way and (y) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements and the transactions contemplated by this Agreement. The Company Compensation Committee is (or was, at each time it acted as described in this Section 4.19(k)) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(1) of the Exchange Act.

4.20 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), and, to the Knowledge of the Company, no collective Bargaining Agreement is being negotiated with respect to any employee of the Company or any of its Subsidiaries.

(b) (i) To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (ii) there is no strike, lockout, slowdown, work stoppage, grievance or other labor dispute against or affecting the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and during the last three years there has not been any such action; (iii) neither the Company nor any of its Subsidiaries is engaging in, or has within the last three years engaged in, any unfair labor practice; and (iv) neither the Company nor any of its Subsidiaries has received written or oral communication during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(c) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, workers’ compensation, employee health and safety, and collective bargaining).

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company or its Subsidiaries, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(e) No current employee of the Company or any of its Subsidiaries has provided notice of termination of employment with the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, no such employee intends to terminate such employment, including in connection with or as a result of the transactions contemplated by this Agreement.

4.21 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to own, lease and operate their respective properties and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had, individually or in the aggregate, a Company Material Adverse Effect.

4.22 Compliance with Laws.

(a) The Company and each of its Subsidiaries are in compliance in all material respects with all Law and Orders applicable to the Company and its Subsidiaries. To the Knowledge of the Company, as of the date hereof, the Company and each of its Subsidiaries are in material compliance with the applicable laws and regulations of the FDA. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.22 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) intellectual property and related matters, (c) applicable laws with respect to Taxes, (d) ERISA and other employee benefit-related matters, (e) labor law matters or (f) Environmental Laws.

(b) Key Products have been developed, tested, manufactured and stored, as applicable, in compliance in all material respects with applicable Law including, where applicable, the Federal Food, Drug and Cosmetic Act and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s, EMA’s and other Governmental Authorities’ current good manufacturing practices and good laboratory practices, and good clinical practices.

(c) Section 4.22 of the Company Disclosure Letter contains a complete and accurate list of all Registrations. Complete and accurate copies of all Registrations, and all material correspondence with the FDA or other applicable Governmental Authorities with respect to the Registrations, have been made available to Parent. The Company and its Subsidiaries have never imported for sale, exported for sale, marketed for sale, sold, offered for sale, distributed for sale, processed for sale or packaged for sale any products.

(d) The clinical trials conducted or otherwise sponsored by the Company and its Subsidiaries with respect to Key Products were conducted and, if still pending are being conducted, in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements of applicable Law, including, where applicable, the FDA’s good clinical practices and good laboratory practices regulations. The Company owns or has the right to use all data collected in the course of such clinical trials, including the right to use such data in submissions to the FDA, the EMA or other Governmental Authorities. The Company has the right to transfer (including transfer of the right to use) all data collected in the course of such clinical trials to Parent.

(e) Neither the FDA nor the EMA has commenced, or, to the knowledge of the Company, threatened to initiate, any action (A) to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by the Company or (B) alleging any material violation of the Federal Food, Drug and Cosmetic Act, as well as applicable Laws of the FDA, the EMA and other applicable Governmental Authorities of all countries in which Key Products are being studied or proposed for marketing. No such termination or suspension has occurred and no such action has been commenced or, to the knowledge of the Company, threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) The Company has made available to Parent complete, true and correct copies of all substantive correspondence (including letters, memoranda, emails and formal summaries of meetings, phone calls, conversations and teleconferences whether written or electronic) to or from the FDA, EMA or other applicable Governmental Authorities and the Company or its Subsidiaries or any Person acting for or on behalf of the Company or its Subsidiaries including relating to clinical trials or proposed clinical trials of Key Products, of the Company or its Subsidiaries, data from such trials, preclinical testing of such Key Products, testing required or recommended for approval of such Key Products, the manufacture of such Key Products, inspection of facilities, audit reports or the pricing of or reimbursement for such product candidates, including Key Products (whether for commercial sale or compassionate or similar use).

(g) None of the Company, or any officer, employee or, to the Knowledge of the Company, agent of the Company, has with respect to Key Products, of the Company or its Subsidiaries, made any untrue statement or a material fact or fraudulent statement to the FDA or any other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority. Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(h) The Company has not withdrawn or suspended Key Product, in the United States or outside the United States (whether voluntarily or otherwise) since January 2, 2012. No Legal Proceedings in the United States and outside of the United States (whether completed or pending) seeking the withdrawal or suspension of any Key Product, are pending or, to the Knowledge of the Company, threatened against the Company.

4.23 Environmental Matters. Except for such matters as have not had, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored or Released any Hazardous Substances, at or from any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(d) There has been no Release of or exposure to any Hazardous Substances that could reasonably be expected to form the basis of any claim against or Liability of the Company or any of its Subsidiaries under any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any claim against or Liability of the Company or any of its Subsidiaries under any Environmental Law.

4.24 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that, individually or in the aggregate, is material to the Company or any of its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, taken as a whole, is subject to any outstanding material Order.

4.25 Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all policies of insurance maintained by the Company or any of its Subsidiaries are in full force and effect, no notice of cancellation has been received with respect to such policies (other than in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. As of the date of this Agreement, there is no material claim pending or threatened against such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Section 4.25 of the Company Disclosure Letter contains a complete and accurate list of all material insurance policies maintained by, or on behalf of, Company or any of its Subsidiaries and sets forth the annual premium of the Company’s existing D&O Insurance.

4.26 Related Party Transactions. Except (a) for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, (b) as set forth in Section 4.26 of the Company Disclosure Letter and (c) as disclosed in the Company SEC Reports filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, within the three-year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.27 Brokers. Except for Torreya Capital, a division of Financial West Investment Group, Inc. and Deutsche Bank Securities Inc. (“Deutsche Bank”), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company, any of its Subsidiaries or the Company Board (or any committee thereof), or that otherwise based upon arrangements made by or on behalf of the Company, who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of all Contracts between the Company and each of Financial West Investment Group, Inc. and Deutsche Bank.

4.28 Opinion of Financial Advisor. The Company Board has received the opinion of Deutsche Bank (the “Fairness Opinion”) to the effect that, as of the date hereof and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than Parent or any Affiliate of Parent) in connection with the Offer and the Merger is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Acquisition Sub. The Company will deliver or make available to Parent for informational purposes a signed copy of the Fairness Opinion as soon as possible following the date hereof.

4.29 Milestone and Royalty Payments. Section 4.29 of the Company Disclosure Letter contains a complete and accurate list of (a) all milestone, development or similar payments, both scheduled and unscheduled, and (b) all royalty or similar payments (including applicable percentages), in each case, which remain outstanding as of the date hereof, and the applicable time or trigger event upon which each such payment will be made and the product candidates to which such payments relate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company jointly and severally as follows:

5.1 Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under Danish Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Acquisition Sub is a corporation duly organized and validly existing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Acquisition Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.2 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement (if applicable), to perform their respective covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Acquisition Sub of this Agreement and the CVR Agreement (if applicable), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Parent and Acquisition Sub (other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub which shall occur immediately after the execution and delivery hereof), and no other corporate or other proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement and the CVR Agreement (if applicable), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby (other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub which shall occur immediately after the execution and delivery hereof). This Agreement and the CVR Agreement (if applicable) has been (or will be) duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the other party thereto, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Exception.

5.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement and the CVR Agreement (if applicable), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or modification of, or the acceleration of the performance or obligation required by, or result in a right of termination, modification or acceleration under any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) subject to the filings and Consents referred to in Section 5.4, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound (assuming the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub which shall occur immediately after the execution and delivery hereof) or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, modifications, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder.

5.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement and the CVR Agreement (if applicable), the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, except (a) the filing of the Certificate of the Merger with the Secretary of State of the State of Delaware, and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule TO and the Offer Documents, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder.

5.5 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against or affecting Parent or Acquisition Sub or any of their Subsidiaries or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.6 Information Supplied.

(a) Each document required to be filed by Parent or Acquisition Sub with the SEC in connection with the Offer (the “Parent Disclosure Documents”) (including the Schedule TO and the Offer Documents), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Parent Disclosure Documents, at the time of the filing of such Parent Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.6 will not apply to statements included in, or omissions from, the Parent Disclosure Documents based upon information furnished to Parent or Acquisition Sub by or on behalf of the Company or any Affiliate of the Company or known to the Company but not known to Parent or Acquisition Sub.

(c) The information with respect to Parent or Acquisition Sub that Parent or Acquisition Sub furnishes to the Company expressly for use in the Offer Documents and the Company Disclosure Documents (including the Schedule 14D-9), at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.7 Ownership of Company Capital Stock.

(a) None of Parent or Acquisition Sub is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to and as of the date of this Agreement, neither Parent nor Acquisition Sub has taken, or authorized or permitted any Representatives of Parent or Acquisition Sub to take, any action that would cause either Parent or Acquisition Sub to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement.

5.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.9 Operations and Ownership of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will not have incurred any Liabilities or obligations other than incident to its formation and other than as contemplated by this Agreement. Parent indirectly owns, beneficially and of record, all the outstanding shares of capital stock of Acquisition Sub, free and clear of all Liens.

5.10 Available Funds.

(a) Parent has sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Offer Closing and the Effective Time, Parent will have available, and will make available to Acquisition Sub, all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the consummation of the Merger and the other transactions contemplated hereby.

(b) Neither Parent or Acquisition Sub, or any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other employee of the Company or any of its Subsidiaries concerning any investments to be made in or contributions to be made to Parent or Acquisition Sub in connection with the Merger and/or any other transactions contemplated by this Agreement.

5.11 Stockholder and Management Arrangements. As of the date hereof, neither Parent nor Acquisition Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment or compensation) from and after the Effective Time. Parent and Acquisition Sub have delivered to the Company complete and correct copies of any such Contract.

5.12 No Other Company Representations or Warranties. Except for the representations and warranties set forth in ARTICLE IV, Parent and Acquisition Sub hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making (and neither Parent nor Acquisition Sub is relying on) any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to the accuracy or completeness of any information provided or made available to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) other than as set forth in the last sentence of this Section 5.12, neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to limit or relieve in any way the Company, its Subsidiaries, or any of their respective Affiliates, Representatives or any other Person of any liability to Parent or Acquisition Sub, arising out of fraud.

5.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Sub are familiar, (b) that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy, accuracy and completeness of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) subject to the last sentence in Section 5.12, Parent and Acquisition Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI
COVENANTS OF THE COMPANY

6.1 Interim Conduct of Business.

(a) Except (i) as expressly required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 6.1 of the Company Disclosure Letter, or (iv) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing upon the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, each of the Company and each of its Subsidiaries shall (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, including by using commercially reasonable efforts to continue current plans to launch the Key Product, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to preserve substantially intact its business organization and keep available the services of its current officers and employees and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers, licensors and other Persons whom the Company or any of its Subsidiaries has significant business relations.

(b) Except (w) as expressly required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 6.1 of the Company Disclosure Letter, or (z) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing upon the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:

(i) amend its certificate of incorporation or by-laws or comparable organizational documents;

(ii) issue, sell, grant, encumber, deliver or agree or commit to issue, sell, grant, encumber or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, stock appreciation rights, phantom stock or other rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except (A) for the issuance and sale of shares of Company Common Stock pursuant to Company Options outstanding on the date hereof upon the exercise thereof on the terms in effect on the date hereof, and (B) pursuant to requirements of Contracts of the Company or any of its Subsidiaries set forth on Section 6.1(b)(ii) of the Company Disclosure Letter and in existence on the date of this Agreement and on the terms in effect on the date hereof;

(iii) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options outstanding on the date hereof to the extent permitted by the terms of the Company Stock Plan or any applicable award agreement as in effect on the date of this Agreement;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) form any Subsidiary, or enter into any joint venture, partnership, limited liability or similar arrangement;

(vi) make any capital expenditures, except such capital expenditures that do not exceed $25,000 individually or, when added to all other capital expenditures made since January 1, 2014, $100,000 in the aggregate;

(vii) propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly-owned Subsidiary of the Company in the ordinary course of business;

(viii) (A) incur, assume or guarantee any Indebtedness, issue or guarantee any warrants or other rights to acquire Indebtedness or enter into any arrangement having the economic effect of any of the foregoing, other than (1) Indebtedness not in excess of $100,000 in aggregate outstanding at any time and (2) short-term borrowings incurred in the ordinary course of business consistent with past practice not in excess of $25,000 in aggregate or (B) make any loans, advances or capital contributions, or investments in, any other Person, other than (1) to or in the Company or any of its Subsidiaries or (2) business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

(ix) except as may be required by applicable Law or the terms of any Employee Plan or Contract as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting or payment), waive any rights under, modify or terminate any Employee Plan (or any award thereunder) or Contract or any other bonus, profit sharing, incentive, compensation, change in control, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former director, officer, employee, independent contractor or consultant in any manner or (B) increase the compensation or benefits of, or grant any loan to, any current or former director, officer, employee, independent contractor or consultant, pay or agree to pay any special bonus or special remuneration to any current or former director, officer, employee, independent contractor or consultant, or pay or agree to pay any benefit to any current or former director, officer, employee, independent contractor or consultant;

(x) hire or promote any employee of the Company or any of its Subsidiaries (whether or not in the ordinary course of business) or terminate the employment of any such employee, other than due to such employee’s death or disability or for cause (as determined by the Company or its Subsidiary, as applicable, in its reasonable discretion consistent with past practice);

(xi) commence any Legal Proceeding, except with respect to (A) routine matters in the ordinary course of business consistent with past practice or (B) in such cases where the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided the Company consults with Parent and considers in good faith the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof);

(xii) pay, discharge, satisfy or settle any pending or threatened Legal Proceeding or Liability, except for the payment, discharge, satisfaction or settlement of any Legal Proceeding or Liability that (1) is reflected or reserved against in the Company Balance Sheet or (2) is incurred since the Company Balance Sheet Date, is not in excess of $100,000 per claim or $1,000,000 in the aggregate and does not relate to the transactions contemplated hereby, involve the issuance of Company Securities or Subsidiary Securities or include any material restrictions on or obligation (other than the payment of money) to be performed by the Company or its Subsidiaries;

(xiii) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(xiv) (A) make or change any material Tax election, (B) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability that is disputed, (C) change any material method of Tax accounting or (D) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(xv) in a single transaction or a series of related transactions (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Person or any division, business or equity interest therein in excess of $250,000 individually or $500,000 in the aggregate or (B) acquire, dispose of, transfer, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any properties or assets (including equipment purchases) of the Company or its Subsidiaries with a fair market value or otherwise at a price (i) in excess of $250,000 individually or $500,000 in the aggregate or (ii) that are otherwise material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than the disposition of obsolete or worn-out equipment, in the ordinary course of business consistent with past practice; or

(xvi) sell, lease (as lessor), license, abandon, let lapse, covenant not to assert, fail to continue to prosecute or otherwise dispose of or subject to any Lien (other than Permitted Liens) any Company Intellectual Property Rights, except for (i) immaterial, non-exclusive licenses contained in service contracts that are granted in the ordinary course of business consistent with past practice and incidental to such service contracts and (ii) abandonments of Company Intellectual Property Rights in the ordinary course of business consistent with past practice; provided, however, that prior to abandoning any Company Intellectual Property Rights, the Company shall consult with Parent;

(xvii) permit any material insurance policy naming the Company or any of its Subsidiaries or its or their Representatives as a beneficiary or loss payee to be cancelled or terminated;

(xviii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that if existing as of the date of this Agreement, would have been a Material Contract, or amend or prematurely terminate, or waive or exercise any material right or remedy under, any Material Contract; or

(xix) agree or commit to take any of the actions described in clauses (i) through (xviii) of this Section 6.1.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall cause their Representatives to, immediately (i) cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last 12 months for the purposes of evaluating a possible Acquisition Proposal and (iii) prohibit any third party from accessing any physical or electronic data room relating to a possible Acquisition Proposal.

(b) Subject to Section 6.2(c) and Section 10.1(d), at all times during the period commencing upon the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize, direct or permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other authorized agent or representative (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly induce the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, in any such case to knowingly induce or facilitate the making, submission or announcement of, or to knowingly encourage or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, an Acquisition Proposal, or (v) approve, authorize the entry into or enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement pursuant to Section 6.2(c)); provided, however, that nothing in this Section 6.2(b) shall prohibit the Company or its Representatives from contacting in writing any Persons or groups of Persons who have made an unsolicited Acquisition Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or its Subsidiary or otherwise, shall be deemed to be a breach of this Section 6.2(b) by the Company; provided, that, in the case of any violation by any Representative that is not a director, officer or other employee of the Company or any of its Subsidiaries, only a material violation thereby shall be so deemed a breach.

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, if the Company Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, prior to the Offer Closing, the Company, the Company’s Subsidiaries, the Company’s Representatives and the Company’s Subsidiaries’ Representatives may, upon providing Parent 24 hours’ prior written notice of its intent to take such actions (i) participate or engage in discussions or negotiations with any Person or group of Persons that has made an unsolicited Acquisition Proposal that the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisor and outside legal counsel, either constitutes or could reasonably be expected to lead to a Superior Proposal, (ii) grant a waiver, amendment or release under any standstill agreement (or standstill provision of any agreement) for the purpose of allowing any Person or group of Persons to make an Acquisition Proposal and/or (iii) furnish to any Person or group of Persons that has made an unsolicited Acquisition Proposal that the Company Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisor and outside legal counsel, either constitutes or could reasonably be expected to lead to a Superior Proposal any non-public information relating to the Company and/or any of its Subsidiaries and/or afford to any such Person or group of Persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or any of its Subsidiaries, in each case under this clause (iii) pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided by the Company to Parent within 24 hours of execution); provided, however, that in the case of any action taken pursuant to the preceding clauses (i) or (iii), the Acquisition Proposal in question shall not have resulted from a breach of Section 6.2(a), Section 6.2(b) or Section 6.2(d) and (A) the Company gives Parent at least one (1) Business Day prior written notice of the identity of such Person or group of Persons and the material terms of such Acquisition Proposal (and, if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof), and (B) contemporaneously with or prior to furnishing or making available any non-public information or access to such Person or group of Persons, the Company furnishes or makes available such non-public information or access to Parent (which may be by posting such information to a “virtual data room” available to Parent and its Representatives) to the extent such information has not been previously furnished or made available to Parent.

(d) If the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the Company shall promptly notify Parent (and in no event later than 48 hours after receipt thereof) of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Acquisition Proposal, request or inquiry (and, if such Acquisition Proposal, request or inquiry is in written form, the Company shall give Parent a copy thereof). The Company shall keep Parent reasonably informed of any material change in the status or terms of any such Acquisition Proposal, request or inquiry (including by providing copies of additional written materials relating thereto within 48 hours of receipt thereof).

6.3 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board (or any committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not in and of itself be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Offer Closing, the Company Board (or any committee thereof) may effect a Company Board Recommendation Change if, (i) (x) the Company Board (or any committee thereof) receives an Acquisition Proposal not resulting from any breach of Section 6.2 that it determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal and the Company Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law or (y) an Intervening Event occurs and as a result thereof the Company Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement) and, if applicable, has provided Parent a summary of any Superior Proposal and terms and conditions thereof (and a copy of any definitive agreements related thereto); (iii) the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to make such Company Board Recommendation Change would no longer reasonably be expected to be inconsistent with the Company Board’s fiduciary duties (and, if applicable, such Superior Proposal ceases to constitute a Superior Proposal) during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending three (3) Business Days later at 5:00 p.m. Eastern Time (it being understood and agreed that any amendment to any material term or condition of any Superior Proposal shall require a new Recommendation Change Notice and a new three (3) Business Day period); and (iv) no earlier than the end of the three Business Day period following receipt of the Recommendation Change Notice, the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the failure to effect a Company Board Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law and, if applicable, the Company Board (or any committee thereof) determines in good faith, after consultation with its independent financial advisor and outside legal counsel, after considering the terms of any proposed amendment or modification to this Agreement, the Acquisition Proposal that is subject of the Recommendation Change Notice continues to constitute a Superior Proposal.

(b) Nothing in this Agreement shall prohibit the Company Board (or any committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and/or (ii) making any disclosure to the Company Stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that any Company Board Recommendation Change will be subject to the terms and conditions of this Agreement.

6.4 Access.

(a) At all reasonable times during the period commencing upon the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall, and shall cause its Subsidiaries and Representatives to, afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable written notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, (iii) access to such documents or information would violate any obligation of confidentiality by the Company or a Subsidiary of the Company, or (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.4(a) shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement. Any investigation conducted pursuant to the access contemplated by this Section 6.4(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4(a).

(b) Unless prohibited by applicable Law, the Company shall (i) keep Parent promptly informed of any communication, correspondence, filing or response (in each case whether written or oral) with or from the FDA, EMA and any other comparable Governmental Authority and provide copies of all such written communications, correspondences, filings or responses, (ii) provide Parent with a reasonable advance opportunity to review and comment upon, and consider in good faith the views and comments of Parent prior to submitting or making, or otherwise taking any other action with respect to, any communication, correspondence, filing or response to the FDA, EMA or any other comparable Governmental Authority, (iii) give Parent reasonable advance notice of any in-person or telephonic meeting or conference with the FDA, EMA or any other comparable Governmental Authority, (iv) consult with Parent in advance of, and provide Parent an opportunity to participate in, each of such meetings, and (v) promptly notify Parent of any data relating to the safety or effectiveness of the Key Product not previously provided to Parent and keep Parent promptly informed of, and consider Parent’s views with respect to, the status of the development and implementation of the launch of the Key Product.

6.5 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer (subject to Section 16 of the Exchange Act) of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.6 Stock Exchange Delisting. Prior to the Merger Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to cause the delisting of the Company and the Company Common Stock from the Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE VII
COVENANTS OF PARENT AND ACQUISITION SUB

7.1 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, expense advancement and exculpation provision set forth in any certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, for a period of six years from the Effective Time for actions taken by any of the Indemnified Persons prior to the Effective Time and (ii) all indemnification agreements in effect as of the date of this Agreement and set forth on Section 7.1 of the Company Disclosure Letter between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, for the duration of the applicable agreement (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and by-laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Persons as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and by-laws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1 and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(b) In addition to the provisions of Section 7.1(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent the Company would have been permitted to do so under applicable Law (for the avoidance of doubt, subject to the limitations on the Company’s ability to indemnify its directors and officers under Section 145 of the DGCL), Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each Indemnified Person from and against any reasonable out-of-pocket costs, fees and expenses (including, subject to the limitations on retaining counsel set forth in the third sentence of this Section 7.1(b), reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (in a settlement in respect of which Parent has given its prior written consent, which shall not be unreasonably withheld, delayed or conditioned) in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises out of or pertains to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or (ii) the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.1(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation and its Subsidiaries to advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all reasonable out-of-pocket costs, fees and expenses (including, subject to the limitations on retaining counsel set forth in the third sentence of this Section 7.1(b), reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry subject to receipt of an unsecured undertaking to repay such amounts in the event that it is finally determined that such Indemnified Person is not entitled to indemnification with respect thereto; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for advancement under this Section 7.1(b), then the right to advancement asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) Parent shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, none of Parent or any of its Affiliates, including the Surviving Corporation, has waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto) , (ii) if Parent does not assume and control the defense or if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent Parent and the Indemnified Person, then such Indemnified Person shall be entitled to retain his or her own counsel, (iii) only if (x) Parent does not assume and control the defense or (y) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent Parent and the Indemnified Person, the Surviving Corporation shall pay all reasonable out-of-pocket fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent (which shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary set forth in this Section 7.1(b) or elsewhere in this Agreement, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination (x) includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry that would not be indemnified by the Surviving Corporation and its Subsidiaries, and (y) does not include any statement as to admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(c) Prior to the Effective Time, the Company shall, in consultation with Parent, and, if the Company is unable to, Parent shall (or shall cause the Surviving Corporation to) obtain and fully pay for “tail” prepaid insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for the Indemnified Persons, with terms, conditions, retentions and levels of coverage at least as favorable, in the aggregate, as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event will the Company or Parent be required, and the Company shall not be permitted, to expend for such policies pursuant to this Section 7.1 an annualized premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance and, if the annual premiums of such insurance coverage exceed such amount, Parent or the Company may obtain a substantially similar policy (from an insurance carrier with the same or better rating as the Company’s current insurance carrier) with the greatest coverage available for a cost not exceeding such amount. If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation after the Effective Time to, maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder. If the Company fails to obtain such “tail” prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the Indemnified Persons, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Persons as provided in the existing policies as of the date of this Agreement, from an insurance carrier with the same or better rating as the Company’s current insurance carrier); provided, however, that in no event will Parent or the Surviving Corporation be required, and the Company shall not be permitted, to expend for such policies pursuant to this Section 7.1 an annualized premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance and, if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall, and the Company may, obtain a substantially similar policy (from an insurance carrier with the same or better rating as the Company’s current insurance carrier) with the greatest coverage available for a cost not exceeding such amount. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1(c), and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.1. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1(d), and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(e) The obligations set forth in this Section 7.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (and, if and to the extent applicable, their heirs and representatives) without the prior written consent of such affected Indemnified Person (and, if and to the extent applicable, their heirs and representatives). Each of the Indemnified Persons (and, if and to the extent applicable, their heirs and representatives) is intended to be third party beneficiaries of this Section 7.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and, if and to the extent applicable, their heirs and representatives) under this Section 7.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, by-laws or other equivalent organizational documents of, or any and all indemnification agreements of or entered into by, the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries under this Section 7.1 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans and compensation arrangements, as applicable, will occur as of the Effective Time, as applicable.

(b) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all legally binding Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time and unless otherwise expressly terminated in accordance with their terms, such legally binding compensation arrangements shall survive after the Effective Time, provided that nothing in this sentence shall prohibit Parent or the Surviving Corporation from amending or terminating, or from causing Parent or the Surviving Corporation to amend or terminate, any such Employee Plans or compensation arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(c) During the period commencing at the Effective Time and ending on December 31, 2014, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than equity-based benefits, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) (such Employee Plans, the “Company Plans”) at benefit levels that, taken as a whole, are substantially comparable in the aggregate to those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity-based benefits, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) to each Continuing Employee that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity-based benefits, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) provided to such Continuing Employee immediately prior to the Effective Time. During the period commencing on January 1, 2015 and ending on the first anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide compensation, benefits and severance payments (other than equity-based benefits, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) to each Continuing Employee that are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits, individual employment agreements and any retention or other special or non-recurring bonus or incentive awards) that are provided to similarly situated employees of Parent (“Parent Plans”). In each case, base salary or wages as of immediately prior to the Effective Time shall not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period.

(d) To the extent that a Company Plan, Comparable Plan or Parent Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) Parent shall cause to be waived or, where applicable, shall cause its third-party insurance providers to waive, all eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing conditions limitations under such plans (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), and only to the extent such waiting periods, evidence of insurability requirements and pre-existing conditions limitations were satisfied or did not apply to such Continuing Employee under the corresponding Old Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were satisfied or did not apply to such Continuing Employee or his or her covered dependents under the corresponding Old Plan, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent credited under the corresponding Old Plan and (iii) credit the accounts of such Continuing Employee under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan to the extent such Continuing Employee commences participation in such New Plan in the same calendar year as the unused balance was credited to the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time in accordance with the practice and policies of the Company or its Subsidiaries, as applicable.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement, express or implied, shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) be an amendment to any Employee Plan or plan, program, policy, agreement, arrangement or understanding of Parent or any of its Subsidiaries or (iii) subject to applicable Law and subject to the limitations and requirements specifically set forth in this Section 7.2, require Parent or the Surviving Corporation to continue any Company Plan, Comparable Plan or Parent Plan or prevent the amendment, modification or termination thereof after the Effective Time. This Section 7.2 shall be binding and inure solely to the benefit of each Party to this Agreement, and nothing in this Section 7.2, express or implied, is intended to confer upon any other Person (including for the avoidance of doubt any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries) any rights or remedies under or by reason of this Section 7.2.

7.3 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

7.4 Other Actions by Parent and Acquisition Sub. Parent shall, promptly following the execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Acquisition Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Acquisition Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

7.5 Tax Matters. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any of its Subsidiaries in connection with this Agreement and the other transactions contemplated hereby (“Transfer Taxes”) shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All Parties hereto shall use their commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

7.6 CVRs

(a) At or prior to the Offer Closing, Parent shall duly authorize, execute and deliver the CVR Agreement with the Rights Agent.

(b) Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit B, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

ARTICLE VIII
ADDITIONAL COVENANTS OF ALL PARTIES

8.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 8.2(d), each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions set forth in Annex A and ARTICLE IX to be satisfied; and (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer, the Merger and the transactions contemplated hereby. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall, subject to Section 8.2(d), take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such Party to fully perform its obligations under this Agreement; provided, however, that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.2 or Section 6.3 shall be prohibited, or required to be taken, by this sentence.

8.2 Regulatory Filings.

(a) Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall use reasonable best efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that reasonably may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) subject to Section 8.2(d), take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Offer or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Antitrust Laws with respect to the Offer or the Merger. Parent shall pay all filing fees (and the Company shall not be required to pay any filing fees) under the HSR Act and any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under the applicable Antitrust Laws.

(b) Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, promptly inform the other Parties of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other Parties reasonably apprised with respect to any substantive communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer or the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other Party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer or the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 9.1(a). Any such disclosures, rights to participate or provisions of information by one Party to the others may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect Confidential Information.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 8.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 8.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the Parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(d) Parent agrees (and the Company agrees except with respect to clause (ii) of this sentence), and shall cause each of its Subsidiaries, to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any domestic or foreign Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to cause the Merger and the other transactions contemplated hereby to occur prior to the Outside Date, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority, (ii) if necessary to obtain clearance by any Governmental Authority before the Outside Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Company and its Subsidiaries, and any other structural or conduct restrictions on the activities of the Company and its Subsidiaries and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that, notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub shall not be required, and the Company shall not be permitted without the prior written consent of Parent, to undertake any efforts or to take or offer or agree to take any action if the taking of such efforts or action would reasonably be expected to result in a Substantial Detriment.

(e) During the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, except with the consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), Parent and its Affiliates shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or other applicable Antitrust Laws.

(f) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (and will subsequently keep the other informed on a current basis of any developments related to such notice) of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, (ii) its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article IX or Annex A not being able to be satisfied prior to the Outside Date and (iii) any Legal Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby.

8.3 No Company Stockholders Meeting. The Merger shall be effected by Parent, Acquisition Sub and the Company as soon as practicable following the Offer Closing in accordance with Section 3.2 without a stockholders meeting pursuant to Section 251(h) of the DGCL.

8.4 Anti-Takeover Laws. In the event that the restrictions of any state anti-takeover or other similar Law are or become applicable to this Agreement, the CVR Agreement or any of the transactions contemplated by this Agreement or the CVR Agreement (other than, with respect to the Company, as a result of the inaccuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a)), the Company, Company Board, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement and the CVR Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and the CVR Agreement and to take all action necessary to render such Law inapplicable to this Agreement, the CVR Agreement or any of the transactions contemplated by this Agreement or the CVR Agreement or otherwise to minimize the effect of such Law on this Agreement, the CVR Agreement and the transactions contemplated hereby or thereby.

8.5 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release prepared and issued by the Company and Parent, and thereafter, none of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party or Parties reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 8.5 shall not apply to any release or announcement made or proposed to be made (a) by the Company pursuant to Section 6.3, relating to any Acquisition Proposal or following a Company Board Recommendation Change or (b) by the Parent or Acquisition Sub following a Company Board Recommendation Change.

8.6 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms; provided, however, that after the date hereof until the earlier of (a) the Effective Time (at which time the Confidentiality Agreement shall cease in its entirety to be in full force and effect) and (b) the termination of this Agreement pursuant to Section 10.1, paragraphs 5, 6, 7, 9 and 12 of the Confidentiality Agreement shall not be applicable to Parent and its Subsidiaries (including Acquisition Sub).

8.7 Certain Litigation. Each Party hereto shall promptly advise the other Parties of any litigation against such Party or any of its directors or its officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, and shall keep the other Parties reasonably informed regarding any such litigation. Each Party hereto shall give the other Parties the opportunity to consult with such Party regarding the defense or settlement of any such stockholder litigation and shall consider such other Parties’ views with respect to such stockholder litigation. No settlement of litigation against the Company or any of its directors or officers shall be agreed to without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.8 Rule 14d-10(d) Matters.

(a) Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or future director, officer or employee of the Company or its Subsidiaries unless, prior to such entry, establishment, amendment or modification, the Company Compensation Committee shall have taken all steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(b) In the event that, during the period beginning on the date of this Agreement and ending not less than five days prior to the Offer Closing, Parent requests that the Company Compensation Committee consider whether any plan, program, agreement or arrangement that Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or future director, officer or employee of the Company or its Subsidiaries (each such plan, program, agreement or arrangement, a “Post-Signing Arrangement”), would constitute an Employment Compensation Arrangement and provides the Company with such information with respect to such Post-Signing Arrangement as the Company may reasonably request, the Company Compensation Committee will promptly, and in any event prior to the Offer Closing, consider such Post-Signing Arrangement at a meeting duly called and held. In the event that, following such consideration, the Company Compensation Committee believes in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement, at such meeting the Company Compensation Committee shall take all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement such Post-Signing Arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such Post-Signing Arrangement.

8.9 Directors.

(a) Effective as of the Offer Closing and from time to time thereafter (as long as Parent and its affiliates beneficially own a majority of the outstanding shares of Company Common Stock), Acquisition Sub shall be entitled to designate such number of directors on the Company Board as will give Acquisition Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of shares of Company Common Stock so accepted for payment and paid for by Acquisition Sub plus the number of shares of Company Common Stock owned by Parent and Acquisition Sub or any direct or indirect wholly-owned Subsidiary of Parent bears to (B) the total number of such shares of Company Common Stock outstanding, and the Company shall, at such time, cause Acquisition Sub’s designees to be so elected; provided, however, that in the event that Acquisition Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least four directors who are members of the Company Board on the date of this Agreement and independent directors for purposes of the continuing listing requirements of Nasdaq, but who are not affiliates or employees of Parent or any of its Subsidiaries (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors shall be reduced below four for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate four persons to fill such vacancies who are not, at the time of appointment, officers, stockholders or affiliates of the Company, Parent or any of its Subsidiaries and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to holders of Company Common Stock the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Parent and Acquisition Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Acquisition Sub’s designees to the Company Board in accordance with Section 2.2(a)). Parent and Acquisition Sub will be solely responsible for any information with respect to them and their nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company shall promptly, at the option of Acquisition Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Acquisition Sub’s designees to be elected or appointed to the Company Board as provided above.

(b) After the appointment of Acquisition Sub’s designees to the Company Board pursuant to Section 8.9(a), and prior to the Effective Time, the approval of a majority of the Independent Directors shall be required for the Company to authorize: (i) any termination of, or any agreement to terminate, this Agreement by or on behalf of the Company, (ii) any exercise or waiver of any of the Company’s rights or remedies under this Agreement, (iii) any amendment to the Company Certificate of Incorporation, the Company By-laws and other charter and organizational documents of the Company other than as contemplated by this Agreement in connection with the Merger, (iv) any extension of time for, or waiver by the Company of, the performance of any of the obligations or other acts of Parent or Acquisition Sub under this Agreement, (v) any agreement between the Company and any of the Company’s Subsidiaries, on the one hand, and Parent, Acquisition Sub or any of their respective Affiliates, on the other hand or (vi) any amendment, waiver or modification of this Agreement that would, or would be reasonably likely to, adversely affect the rights of the holders of Company Common Stock under this Agreement.

ARTICLE IX
CONDITIONS TO THE MERGER

9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) No Legal Prohibition. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger.

(b) Acceptance of Tendered Shares. Acquisition Sub shall have irrevocably accepted for payment the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement, Acquisition Sub fails to irrevocably accept for payment any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

9.2 Conditions to Company’s Obligation to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the CVR Agreement being in full force and effect at the Effective Time.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Offer Closing only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either the Company or Parent in the event that the Offer Closing shall not have occurred on or before August 29, 2014 (such date referred to herein as the “Outside Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Parent if (A) Parent’s or Acquisition Sub’s actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) Parent or Acquisition Sub is in material breach of this Agreement, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to the Company if (A) the Company’s actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) the Company is in material breach of this Agreement;

(c) by either the Company or Parent if there shall be any Law enacted by a Governmental Authority of competent jurisdiction after the date of this Agreement remaining in effect that makes the acceptance for payment of or payment for Company Common Stock validly tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of or payment for Company Common Stock validly tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided, however, that in the case of an injunction a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the issuance of any such injunction is primarily attributable to the failure of such Party (or any Affiliate of such Party) to perform in all material respects any covenant or other obligation under this Agreement required to be performed by such Party (or any Affiliate of such Party) at or prior to the Effective Time;

(d) by the Company, prior to the Offer Closing in the event that (i) the Company shall have received a Superior Proposal not resulting from any breach of Section 6.2; (ii) the Company shall have notified Parent in writing that it intends to enter into a definitive agreement with respect to such Superior Proposal (a “Superior Proposal Notice”), which notice shall contain a reasonably detailed description of all terms and conditions of the Superior Proposal and attach a copy of all definitive agreements with respect to such Superior Proposal (it being agreed that the Superior Proposal Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iii) if requested in writing by Parent, the Company shall have made its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending three (3) Business Days later at 5:00 p.m. Eastern Time (it being understood and hereby agreed that (1) such three (3) Business Day period may be the same three (3) Business Day period contemplated by Section 6.3(a) if the Superior Proposal Notice also serves as a Recommendation Change Notice and (2) any amendment to any material term or condition of the definitive agreements provided in the Superior Proposal Notice shall require a new Superior Proposal Notice and a new three Business Day period); (iv) no earlier than the end of the three Business Day period referred to in clause (iii), the Company Board (or any committee thereof) shall have determined in good faith (after consultation with its outside financial advisors and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that such Superior Proposal remains a Superior Proposal and that failure to terminate this Agreement pursuant to this Section 10.1(d) would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; (v) concurrently with the termination of this Agreement, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 10.3(c) and (vi) the Company Board approves, and the Company concurrently with the termination enters into, a definitive agreement providing for the implementation of such Superior Proposal;

(e) by Parent, in the event that (i) Parent and Acquisition Sub have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in clauses (ii) or (iii) of paragraph (c) of Annex A would not be satisfied and shall have failed to cure such breach within ten (10) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) in respect of the breach set forth in any such written notice (x) at any time during such ten (10) Business Day period, and (y) at any time after such ten (10) Business Day period if the Company shall have cured such breach during such ten (10) Business Day period);

(f) by Parent, in the event that (i) the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change, (ii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, (iii) the Company Board fails to publically reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, (iv) the Company breaches clauses (iv) or (v) of the first sentence of Section 6.2(b) or (v) the Company materially and intentionally breaches any other provision of Section 6.2;

(g) by the Company, in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Acquisition Sub shall have breached in any material respect (A) any of its representations or warranties under this Agreement or (B) covenants or obligations hereunder, and, in either case, such breach would or would reasonably be expected to individually or in the aggregate with all other such breaches, prevent or materially impede, hinder or delay the performance by Parent or Acquisition Sub of any of their respective obligations under this Agreement or the consummation of the Offer or the Merger and Parent or Acquisition Sub shall have failed to cure such breach within ten (10) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) in respect of the breach set forth in any such written notice (A) at any time during such ten (10) Business Day period, and (B) at any time after such ten (10) Business Day period if Parent and Acquisition Sub shall have cured such breach during such ten (10) Business Day period);

(h) by the Company, in the event that the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and at any scheduled expiration date of the Offer, Acquisition Sub fails to accept for payment shares of Company Common Stock validly tendered and not validly withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time all of the conditions set forth in Annex A are satisfied and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer; or

(i) by either the Company or Parent, in the event that as of the expiration of the Offer in accordance with its terms (subject to any extension of the Offer pursuant to this Agreement), all of the Offer Conditions have been satisfied or waived (to the extent waivable in accordance with the terms hereof) except for the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration of the Offer; provided that the right to terminate this Agreement pursuant to this Section 10.1(i) shall not be available to a Party if (A) such Party’s actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Minimum Tender Condition to be satisfied and such action or failure to act constitutes a breach of this Agreement or (B) such Party is in material breach of this Agreement.

10.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) for the terms of ARTICLE I, the last sentence of Section 2.1(f), the last sentence of Section 2.2(b), Section 4.27, Section 5.8, the last sentence of Section 6.4(a), Section 8.6, this Section 10.2, Section 10.3 and ARTICLE XI, each of which shall survive the termination of this Agreement, and (b) subject to Section 10.3(g), nothing in this Agreement shall relieve any Party or Parties hereto, as applicable, from liability for any knowing and intentional breach of, or fraud in connection with, this Agreement.

10.3 Fees and Expenses.

(a) General. Except as set forth in Sections 7.5 and 8.2 and this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

(b) In the event that (i) this Agreement is validly terminated by Parent or the Company pursuant to Sections 10.1(b), 10.1(e) or 10.1(i), (ii) subsequent to the date of this Agreement and at or prior to the time of the termination of this Agreement a third party shall have publicly disclosed a bona fide Acquisition Proposal or the making or existence of such proposal shall have otherwise become publicly known (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement) and (iii) at any time prior to the date that is fifteen (15) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, provided, however, that for the purposes of this clause (b) all references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”, then, in any such case, the Company shall pay to Parent $18,550,000 (the “Termination Fee”), less the amount of Parent Expenses previously reimbursed by the Company pursuant to Section 10.3(e), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the earlier of the entry into such definitive agreement or the consummation of such transaction.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after written demand by Parent.

(e) In the event that this Agreement is terminated because of the failure to satisfy the Minimum Tender Condition by Parent or the Company pursuant to Sections 10.1(b), 10.1(e) or 10.1(i), the Company shall reimburse Parent promptly upon demand, but in no event later than two (2) Business Days after the date of such demand, by wire transfer of immediately available funds, all reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) (“Parent Expenses”) incurred by Parent, Acquisition Sub or their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement; provided, that the Company shall not be obligated to reimburse Parent for Parent Expenses in excess of $2,650,000. The reimbursement of Parent Expenses pursuant to this Section 10.3(e) shall not relieve the Company of any subsequent obligation to pay any applicable Termination Fee pursuant to Section 10.3(b) (less the amount of Parent Expenses previously reimbursed by the Company pursuant to this Section 10.3(e)).

(f) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee or reimburse the Parent Expenses due pursuant to Section 10.3, and, in order to obtain such payment or reimbursement, as applicable, Parent commences a Legal Proceeding that results in an award against the Company for such fee or reimbursement, as applicable, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(g) In no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if the Company pays the Termination Fee pursuant to Section 10.3, then any such payment shall be the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (z) if Parent or Acquisition Sub receives any payments from the Company in respect of any breach of this Agreement or reimbursement of Parent Expenses, and thereafter Parent is entitled to receive the Termination Fee under Section 10.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Acquisition Sub in respect of any such breaches of this Agreement and reimbursement of any Parent Expenses.

10.4 Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred; provided, however, that after the Offer Closing and subject to Section 3.7(b), there shall be no amendment that decreases the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties hereto contained herein (other than, for the avoidance of doubt, the Minimum Tender Condition unless such waiver is consented to in writing by the Company). Any agreement on the part of a Party or Parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XI
GENERAL PROVISIONS

11.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a) if to Parent or Acquisition Sub to:

H. Lundbeck A/S

Ottiliavej 9; 2500

Valby, Denmark

Attention:	Mette Carlstedt
Jacob Tolstrup
Facsimile No.:	+4536438249
+4536438280
Email address:	meco@lundbeck.com
jtl@lundbeck.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine &Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Faiza Saeed
Ting S. Chen
Facsimile No.:	(212) 474-3700
Email address:	fsaeed@cravath.com
tchen@cravath.com

(b) if to the Company, to:

Chelsea Therapeutics International, Ltd.

3530 Toringdon Way, Suite 200

Charlotte, NC 28277

Attention:	Joseph Oliveto
Facsimile No.:	(704) 752-1479
Email address:	oliveto@chelsearx.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:	Robert W. Dickey
Facsimile No.:	(212) 309-6001
Email address:	rdickey@morganlewis.com

11.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, and any assignment without such prior written approval shall be null and void except that Parent and Acquisition Sub may assign, in their sole discretion, any of or all their rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent but no such assignment shall relieve Parent or Acquisition Sub, as applicable, of any of their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties hereto and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.4 Entire Agreement. This Agreement and the CVR Agreement (including the Annexes and Exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, that subject to Section 8.6, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

11.5 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) for the provisions of Section 7.1 and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the Merger Consideration or other consideration, as contemplated in ARTICLE III.

11.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 10.1, each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.7. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.7.

11.8 Governing Law. THIS AGREEMENT AND ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

11.9 Consent to Jurisdiction.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for the purpose of any Legal Proceeding directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined exclusively in, such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.2. Nothing in this Section 11.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement as though fully set forth in such other representation and warranty (or covenant, as applicable), but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter. The information set forth in the Company Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

H. LUNDBECK A/S

By:	/s/ Ulf Wiinberg
Name:	Ulf Wiinberg
Title:	Chief Executive Officer

By:	/s/ Anders Gotzsche
Name:	Anders Gotzsche
Title:	Chief Financial Officer

CHARLIE ACQUISITION CORP.

By:	/s/ Staffan Schuberg
Name:	Staffan Schuberg
Title:	President

CHELSEA THERAPEUTICS I NTERNATIONAL, LTD.

By:	/s/ Joseph Oliveto
Name:	Joseph Oliveto
Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

ANNEX A

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment and pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall not be validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock (excluding shares of Company Common Stock subject to notices of guaranteed delivery not delivered to or on behalf of the Acquisition Sub) that when added to the number of shares owned by Acquisition Sub represent a majority of the Fully Diluted Shares as of the expiration of the Offer (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; or (c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) (A) there shall be any Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction in effect, or any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remaining in effect, that, in any such case, prohibits or makes illegal the consummation of the Offer or the Merger or (B) there shall be pending any Legal Proceeding brought by any Governmental Authority of competent jurisdiction that has a substantial likelihood of success (1) seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger in accordance with the terms of this Agreement or (2) which, if successful, would reasonably be expected to result in a Substantial Detriment;

(ii) (x) the representations and warranties of the Company contained in Section 4.7 (Capitalization), Section 4.8(b) (Subsidiaries), and Section 4.27 (Brokers) shall not be true and correct, except for any de minimis inaccuracies, as of such time (except to the extent made as of a specific date, in which case as of such specific date only); (y) the representations and warranties of the Company contained in the first sentence of Section 4.1 (Organization), Section 4.2 (Corporate Power; Enforceability), Section 4.4 (Voting Requirements), Section 4.5(a) (Non-Contravention) and the second sentence of Section 4.13(a) (Absence of Certain Changes) shall not be true and correct in all respects as of such time (except to the extent made as of a specific date, in which case as of such specific date only); or (z) all other representations and warranties of the Company set forth in this Agreement shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of such time, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct (subject to such qualifications) as of such specific date only);

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the date of this Agreement, there shall have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v) this Agreement shall have been terminated in accordance with its terms.

On the date of the Offer Closing, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (c)(ii), (c)(iii), and (c)(iv) above shall have occurred and be continuing as of the expiration of the Offer.

The term “Fully Diluted Shares” means, as of any time, the sum of (A) all shares of Company Common Stock then issued and outstanding; and (B) all shares of Company Common Stock that the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement, or exercise of all then outstanding options, warrants or securities convertible or exchangeable into shares of Company Common Stock, or other rights to acquire or be issued shares of Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof.

The foregoing conditions, other than the Minimum Tender Condition, are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition unless such waiver is consented to in writing by the Company). The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A and not defined in this Annex A shall have the meanings set forth in the Agreement and Plan of Merger, dated as of May 7, 2014, by and among H. Lundbeck A/S, Charlie Acquisition Corp. and Chelsea Therapeutics International, Ltd.

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

FIRST: The name of the corporation (hereinafter called the “Corporation”) is [NAME OF CORPORATION].

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is [●], and the name of the registered agent of the Corporation in the State of Delaware at such address is [●].

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and this Certificate of Incorporation, and all rights conferred upon stockholders and directors herein, are granted subject to this reservation.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

NINTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Exhibit B

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2014 (this “Agreement”), is entered into by and between H. Lundbeck A/S, a Danish corporation (“Parent”), and [●], a [Jurisdiction] [Type of Entity], as Rights Agent.

RECITALS

WHEREAS, Parent, Charlie Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and Chelsea Therapeutics International, Ltd., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of May 7, 2014 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Acquisition Sub (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) following acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, in each of the Offer and the Merger, Parent has agreed to provide to Company’s stockholders and holders of Company Options the right to receive contingent cash payments as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR is $1.50.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1. DEFINITIONS

1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“2015 Sales Milestone” means the achievement of aggregate worldwide (other than Japan, Korea, China and Taiwan) Net Sales of the Product in excess of $100,000,000 during the period commencing January 1, 2015 to and including December 31, 2015.

“2016 Sales Milestone” means the achievement of aggregate worldwide (other than Japan, Korea, China and Taiwan) Net Sales of the Product in excess of $200,000,000 during the period commencing on January 1, 2016 to and including December 31, 2016.

“2017 Sales Milestone” means the achievement of aggregate worldwide (other than Japan, Korea, China and Taiwan) Net Sales of the Product in excess of $300,000,000 during the period commencing on January 1, 2017 to and including December 31, 2017.

“Acting Holders” means, at the time of determination, Holders of at least 40% of the outstanding CVRs as set forth on the CVR Register.

“Assignee” has the meaning set forth in Section 6.3.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary (or other comparable officer) of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“Compound” means droxidopa.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.4(b).

“Distribution Services” means all distribution and invoicing activities between and among a party or the parties, on the one hand, and its or their customers and third-party distributors (including wholesalers and specialty pharmacies), on the other hand, related to the Product, including receipt and entry of orders, pick, pack and ship operations, completion and provision of sales documentation, order delivery, warehousing, inventory control and management, handling of returns, customer relations, billing, credit and collection activities, and any other distribution and invoicing activities.

“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, and whether local or foreign.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“ICC” has the meaning set forth in Section 6.6.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Milestone Notice” has the meaning set forth in Section 2.4.

“Milestone Payment” means, as applicable and without any aggregation,

(a) with respect to the 2015 Sales Milestone, an amount equal to (i) 0.5 multiplied by (ii)(A) the aggregate worldwide (other than Japan, Korea, China and Taiwan) Net Sales of the Product during the period commencing January 1, 2015 to and including December 31, 2015 minus (B) $100,000,000 divided by (iii) the aggregate number of CVRs issued in connection with the Merger; provided that the such payments shall not exceed $0.50 per CVR.

2

(b) with respect to the 2016 Sales Milestone, an amount equal to (i) 0.5 multiplied by (ii)(A) the aggregate worldwide (other than Japan, Korea, China and Taiwan) Net Sales of the Product during the period commencing January 1, 2016 to and including December 31, 2016 minus (B) $200,000,000 divided by (iii) the aggregate number of CVRs issued in connection with the Merger; provided that such payments shall not exceed $0.50 per CVR.

(c) with respect to the 2017 Sales Milestone, an amount equal to (i) 0.5 multiplied by (ii)(A) the aggregate worldwide (other than Japan, Korea, China and Taiwan) Net Sales of the Product during the period commencing January 1, 2017 to and including December 31, 2017 minus (B) $300,000,000 divided by (iii) the aggregate number of CVRs issued in connection with the Merger; provided that such payments shall not exceed $0.50 per CVR.

“Net Sales” means the gross amount invoiced by or on behalf of the relevant Selling Entity for the Product sold to third parties other than any other Selling Entity, less the Permitted Deductions, all calculated on an accrual basis, as determined in accordance with the applicable Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with United States generally accepted accounting principles or International Financial Reporting Standards, as applicable, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts. In the case of any sale of the Product between or among the Company, its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm’s-length sale thereafter to a third party. For the avoidance of doubt, in the case of any sale of the Product between or among the Company, its Affiliates, licensees and sublicensees where such Affiliate or licensee is an end-user of, and does not further sell, the Product, Net Sales shall be calculated on the value charged or invoiced to such Affiliate, licensee or sublicensee. In the case of any sale for value other than exclusively for money (but excluding any compassionate use, early access, indigent patient and patient assistance or discount programs) on bona fide arm’s-length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), Net Sales shall be calculated at the average Net Sales price charged to third parties for cash sales of the Product in the jurisdiction of sale during the relevant reporting period unless such sales in the jurisdiction during the relevant period were only de minimis cash sales, in which case at the fair market value as determined by comparable markets. Notwithstanding the foregoing, the following (including whether such amounts actually exist or are deemed to exist for purposes of calculation) shall not be included in Net Sales: (i) Product provided for administration to patients enrolled in clinical trials or for other research purposes, (ii) Product distributed through a not-for-profit organization or otherwise at no or nominal charge to eligible patients in conjunction with any compassionate use, early access, indigent patient or patient assistance program or (iii) Product used for test marketing, promotional or sampling purposes.

“Net Sales Statement” means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth Net Sales for the applicable period and with reasonable detail (a) an itemized calculation of the gross amounts invoiced by the Selling Entities for the Product sold to third parties other than any other Selling Entity, (b) an itemized calculation of the Permitted Deductions, and (c) to the extent that sales for the Product are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars. The Net Sales Statement shall be calculated in accordance with International Financial Reporting Standards and shall be derived from the audited financial statements of Parent.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

3

“Permitted Deductions” means the following deductions as accrued by a Selling Entity in accordance with United States generally accepted accounting principles or International Financial Reporting Standards, as applicable:

(1) trade, cash and quantity discounts;

(2) amounts repaid, reimbursed or credited by reasons of defects, recalls, withdrawals, returns, rebates or allowances of goods or because of retroactive price reductions or billing corrections specifically identifiable to the Product;

(3) chargebacks, discounts, credits, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Governmental Entities;

(4) chargebacks, discounts, credits, rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, group purchasing organizations, pharmacies, formularies, large employers, national accounts, long-term care organizations, insurers, Governmental Entities and programs (including Medicare and the Veterans Health Administration and other federal, state and local agencies), trade customers or other organizations similar to the foregoing in line with approved contract terms or other normal and customary understandings and arrangements (including, as part of bundling or other forms of multi-product purchase arrangements);

(5) tariffs, duties, excise, sales, value-added and other Taxes (other than Taxes based on net income) and charges of Governmental Entities;

(6) transportation, freight, postage, importation, shipping insurance and other handling expenses;

(7) distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, specialty pharmacy fees, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing Distribution Services to the Selling Entities;

(8) costs of samples distributed by either specialty pharmacies or sales representatives;

(9) deductions for uncollectible amounts on previously sold Products;

(10) discounts and provisions pursuant to compassionate use, early access, indigent patient, co-pay reimbursement or assistance and patient assistance or discount programs and coupon discounts;

(11) the portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, that the applicable Selling Entity allocates to sales of the Product, as applicable, in accordance with the applicable Selling Entity’s standard policies and procedures consistently applied across its products, as applicable.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (13) above, such item shall not be deducted more than once.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by the Depositary Trust Company.

4

“Product” means any pharmaceutical product that contains Compound as the sole active pharmaceutical ingredient and is intended for intravenous, intramuscular, subcutaneous, oral or sublingual administration, including, in each case, all formulations and line extensions thereof.

“Review Request Period” has the meaning set forth in Section 4.4.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 6.6.

“Sales Milestones” means, collectively, the 2015 Sales Milestone, the 2016 Sales Milestone and the 2017 Sales Milestone.

“Selling Entity” means Parent, any Assignee, and each of their controlled Affiliates (including, from and after the Effective Time, the Company), licensees and sublicensees.

1.2. Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent permitted by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

2. CONTINGENT VALUE RIGHTS

2.1. CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement.

2.2. Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVRs shall, in the case of the holders of shares of Company Common Stock immediately prior to the Effective Time, be registered in the names and addresses of the holder as set forth in the applicable letter of transmittal accompanying the shares of Company Common Stock surrendered by the holder thereof in connection with the Offer or the Merger pursuant to the Merger Agreement and in a denomination equal to the number of shares of Company Common Stock so surrendered.

5

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register.

2.4. Payment Procedures.

(a) On or before March 31 of each of 2016, 2017 and 2018, Parent shall deliver to the Rights Agent (i) a notice (the “Milestone Notice”) indicating whether the applicable Sales Milestone was achieved with respect to the previous year, (ii) if such Sales Milestone was achieved, cash equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders pursuant to Section 4.2, and (iii) the Net Sales Statement for the year ended December 31 of the previous year along with any letter of instruction required by the Rights Agent. Parent shall also deliver to the Rights Agent on or before July 31st during 2015, 2016 and 2017, a Net Sales Statement with respect to the first six months during such calendar year.

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice and/or a Net Sales Statement as well as any letter of instruction required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice and/or Net Sales Statement. If a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent shall also pay the applicable Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive shall be the applicable Milestone Payment multiplied by the number of CVRs held by such Holder as reflected on the CVR Register) (i) by check mailed to the address of such Holder reflected in the CVR Register as of the close of business on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $1,000,000 in the aggregate who have provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions.

(c) Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any Milestone Payment otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax Law, as may be determined by Parent or the Rights Agent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, Parent shall instruct the Rights Agent to solicit IRS Form W-9s from Holders eligible for Tax withholding within a reasonable amount of time in order to provide the opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and prior to the 15th day of February in the year following any payment of such Taxes by Parent or the Rights Agent, Parent shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid the original Form 1099 or other reasonably acceptable evidence of such withholding.

6

(d) Any portion of any Milestone Payment that remains undistributed to the Holders nine months after the date of the Milestone Notice shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(e) Neither Parent nor the Rights Agent shall be liable to any person in respect of any Milestone Payment delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment to the applicable Holder, such Milestone Payment has not been paid prior to the date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Entity, any such Milestone Payment shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Holders and the parties hereto agree to treat the CVRs received with respect to shares of Company Common Stock pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration paid at the Effective Time for shares of Company Common Stock pursuant to the Merger Agreement and none of the Holders and the parties hereto will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law. The Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code. The Holders and the parties hereto agree that the Milestone Payments paid in respect of each CVR that was received with respect to Company Options pursuant to the Merger Agreement, for all U.S. federal and applicable state and local income Tax purposes, constitute wages in the year in which the applicable Milestone Payment is made, and none of the Holders and the parties hereto will take any position contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

7

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates.

3. THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by the Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

8

(i) Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, shall as soon as is reasonably possible appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

9

4. COVENANTS

4.1. List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days of the Effective Time.

4.2. Payment of Milestone Payments. If a Sales Milestone has been achieved in accordance with this Agreement, Parent shall, promptly (but in any event no later than three Business Days) following the delivery of the Milestone Notice, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment to all Holders.

4.3. Books and Records. Parent shall, and shall cause its subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

4.4. Audits.

(a) Upon the written request of the Acting Holders provided to Parent within 90 days following the date on which the Holders are delivered the year end Net Sales Statement in each of 2016, 2017 and 2018 pursuant to Section 2.4(a) of this Agreement (the “Review Request Period”), Parent shall permit, and shall cause its controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company or, to the extent available to Parent, other applicable Selling Entity as may be reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculations set forth therein, including all written materials related to any sale transaction reasonably requested by such Independent Accountant. The Independent Accountant, acting as an expert and not as an arbitrator, shall be charged to come to a final determination with respect to those specific items in the Net Sales Statement that the Acting Holders and Parent disagree on and submit to it for resolution, and the scope of the disputes to be resolved by the Independent Accountant shall be limited to such specific items. All other items in the Net Sales Statement that the Acting Holders and Parent do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the Acting Holders and Parent and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the Net Sales Statements. The fees charged by such accounting firm shall be paid by Parent.

(b) If the Independent Accountant concludes that there was a shortfall in the amount of any Milestone Payment paid to the Holders, Parent shall promptly pay to the Rights Agent (for further distribution to the Holders) or to the Holders the amount of any such shortfall, plus interest on such amount at the “prime rate” as published in the Wall Street Journal or similar reputable data source from time to time calculated from when the applicable Milestone Payment should have been paid, as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). The CVR Shortfall shall be paid within ten Business Days of the date the Independent Accountant delivers to Parent and the Acting Holders the Independent Accountant’s written report. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The decision of the Independent Accountant under this Section 4.4 shall constitute an expert determination under the law governing expert determination and not an arbitration.

10

(c) If, upon the expiration of the Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.4, the calculations set forth in the Net Sales Statement shall be final, binding and conclusive upon the Holders, shall be non-appealable and shall not be subject to further review.

(d) Each person seeking to receive information from Parent in connection with a review pursuant to this Section 4.4 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

(e) The parties hereto agree that, if Parent or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Acting Holders’ request for an audit under this Section 4.4 and under such license or distribution agreement Parent and its Affiliates cannot request another audit, the results of Parent’s prior audit of such licensee or distributor shall be used for purposes of the audit requested by the Acting Holders under this Section 4.4 and that Parent shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee until such time as Parent may again exercise its rights of audit under the license agreement with such licensee.

5. AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

11

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 6.3; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6. OTHER PROVISIONS OF GENERAL APPLICATION

6.1. Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

12

If to the Rights Agent, to it at:

[●]
[Address]
Attn: [●]

Facsimile: [●]

Email: [●]

With a copy to:

[●]
[Address]
Attn: [●]

Facsimile: [●]

Email: [●]

If to Parent, to it at:

H. Lundbeck A/S

Ottiliavej 9; 2500

Valby, Denmark

Attention:	Mette Carlstedt
Jacob Tolstrup
Facsimile:	+453648249
+453648280
Email address:	meco@lundbeck.com
jtl@lundbeck.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019

Attention:	Faiza Saeed
Ting S. Chen
Facsimile:	(212) 474-3700
Email:	fsaeed@cravath.com
tchen@cravath.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.3. Parent Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder (i) to one or more direct or indirect wholly-owned subsidiaries of Parent or (ii) to any purchaser, licensee or sublicensee of substantial rights to the Product that is a company in the pharmaceutical industry (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees who agree to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee pursuant to clause (i) of the first sentence of this Section 6.3 and, only if the Assignee does not have net assets of at least $1,000,000,000 as shown on its most recently prepared financial statements, clause (ii) of the first sentence of this Section 6.3, Parent (or the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and assigns shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed.

13

6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, and the Holders, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees, and the Holders. The Holders of CVRs shall have no rights except the contractual rights as are expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

6.5. Governing Law. This Agreement, the CVRs and all actions arising under or in connection therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.6. Arbitration. Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”). The arbitration will be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years experience in the pharmaceutical industry or with mergers and acquisitions. No later than fifteen days after an arbitration proceeding is commenced under this Section 6.6, Parent will nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) will nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator. If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules. The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration will be conducted in the English language and the place of the arbitration will be the city of New York, New York. Hearings will be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding. The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court. The arbitrator shall have no power to amend or supplement the terms of this Agreement or act ex aequo et bono. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear his, her or its own costs of any such arbitration. Notwithstanding anything to the contrary in this Section 6.6, any dispute, controversy or claim relating to the accuracy of the Net Sales Statement or the determination of any Milestone Payment or CVR Shortfall shall be resolved in accordance with the provisions of Section 4.4 and not subject to the arbitration provisions of this Section 6.6.

14

6.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.8. Counterparts and Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.

6.9. Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential Milestone Payments required to be paid under the terms of this Agreement and (b) in the event the applicable Milestone Notice indicates that the 2017 Sales Milestone has not been achieved, the expiration of the applicable Review Request Period, unless there has been a request for an audit pursuant to Section 4.4 prior to the end of the Review Request Period, in which case until such audit has been completed and any CVR Shortfall determined to be payable as a result of such audit, if applicable, has been paid.

6.10. Entire Agreement. This Agreement and the Merger Agreement (including the annexes and exhibits hereto and thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

15

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

H. LUNDBECK A/S

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]